ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (the "**Agreement**"), is entered into on this 27th day of November, 2019, by and between ARIIX LLC, a Utah limited liability company, (the "**Buyer**" or "**ARIIX**"), and ZENNOA, LLC, a Nevada limited liability company, and ZENNOA LLC's Affiliates (as defined in Section 1.1 below) (collectively, ZENNOA, LLC and ZENNOA, LLC's Affiliates are referred to herein as "**Sellers**" or "**ZENNOA**"). Buyer and Sellers may be referred to collectively herein as the "**Parties**" and each individually, a "**Party**."

RECITALS

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Purchased Assets (as hereinafter defined); and

WHEREAS, Buyer desires to assume the Assumed Liabilities (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. **ARTICLE 1 - Defined Terms.** The following terms have the following meanings:

1.1. "**Affiliate**" means, as to any Person, any other Person who directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.2. "**Agreement**" means this Asset Purchase and Sale Agreement, together with the Schedules and Exhibits attached hereto, and the documents to be executed and delivered in connection herewith. All such Schedules and Exhibits shall be governed by the terms of this Agreement; and, in the event of a conflict between the terms of such Schedules and Exhibits and the terms of this Agreement, the terms of this Agreement shall control.

1.3. "**ARIIX Member and Representative Agreement**" means the agreement that governs the relationship between ARIIX and its members and representatives.

1.4. "**ARIIX Activ8 Compensation Plan**" means the agreement that governs the manner in which ARIIX compensates its distributors.

1.5. "**Confidentiality Agreement**" means that certain Mutual Confidentiality Agreement dated August 26, 2019 and entered into by and among Buyer and ZENNOA.

1.6. "**Customer and Promotor Lists**" means ZENNOA's current customer and promotor lists as of the Closing Date.

1.7. "**Encumbrance**" means any claim, lien, pledge, option, charge, easement, security

interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever.

1.8. "**ZENNOA Network Sales**" means the sales of ZENNOA Products and Buyer's products, minus returns, made to the ZENNOA Network, inclusive of the ZENNOA Network's growth.

1.9. "**ZENNOA Products**" means the products sold by ZENNOA from time to time prior to the Closing Date.

1.10. "**Governmental Authority**" means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

1.11. "**Inventory**" means all raw material, component parts, packaging, work-in-process and finished goods inventory of ZENNOA existing as of the Closing Date wherever located.

1.12. "**Liability**" or "**Liabilities**" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

1.13. "**Legal Requirements**" means any published law, statute, regulation, ordinance, rule, directive, code, order, judgment, writ, injunction, decree or award of any Governmental Authority, and any administrative or judicial interpretations thereof.

1.14. "**Material Adverse Effect**" -- as it relates to a Person, means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of such Person, taken as a whole, in the long term, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to: (1) general business or economic conditions, including such conditions related to such Person's business; (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (4) changes in accounting principles; (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (6) changes in the multi-level marketing industry; (7) events that would be applicable generally to all multi-level marketing businesses; or (8) the taking of any action contemplated by this Agreement; and (b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast.

1.15. "**Ordinary Course of Business**" means an action taken by a Person that is consistent in

nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; or is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

1.16. "**Organizational Documents**" means: (1) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (2) the articles of organization or certificate of formation and operating agreement of a limited liability company; (3) the partnership agreement and any statement of partnership of a general partnership; (4) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (5) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (6) any amendment to any of the foregoing.

1.17. "**Permitted Encumbrances**" means: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business, which liens have not had and are not reasonably likely to have a Material Adverse Effect on the value or current or proposed use of the properties or assets subject thereto; (c) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance or old age pension programs mandated under applicable Legal Requirements; (d) restrictions on the transfer of securities arising under federal and state securities laws; (e) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such liens or imperfections; (f) any utility company rights, easements and franchises; (g) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

1.18. "**Person**" means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

1.19. "**Sellers' Owned Intellectual Property**" means the intellectual property, defined in the Intellectual Property Assignment Agreement attached hereto as Exhibit "1.19" (the "Intellectual Property Assignment"), and owned by ZENNOA as of the Closing Date.

1.20. "**Tangible Personal Property**" means all tangible personal property specifically set forth in Schedule "1.20" attached hereto.

1.21. "**Tax**" or "**Taxes**" means any federal, state, local or foreign income, gross receipts, commercial activity, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, ad valorem, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not imposed by any Governmental Authority.

1.22. "**Transfer Taxes**" means Taxes that result from the sale of the Purchased Assets or the assumption of the Assumed Liabilities hereunder.

2. ARTICLE II - PURCHASE AND SALE OF PURCHASED ASSETS

2.1. **Sale of Purchased Assets.** Sellers hereby sell to Buyer, and Buyer hereby purchases from Sellers, only the Purchased Assets (as defined below), free and clear of any Encumbrances, other than Permitted Encumbrances.

2.2. "**Purchased Assets**" means all the Sellers' rights, title and interest in only the following assets.

2.2.1 ZENNOA's worldwide sales, distributor, and customer network and all Customer and Distributor Lists (the "**ZENNOA Network**"), including the distributor and customer contracts between ZENNOA and the ZENNOA Network, as of the Closing Date. The Parties understand and agree that the ZENNOA Network will be merged with Buyer's sales, distributor, and customer network (the "**ARIIX Network**") at a time and in a manner mutually agreed between the Buyer and the ZENNOA following the Closing Date. At a time and in a manner mutually agreed between the Buyer and the ZENNOA following the Closing Date, and as part of the integration of the ZENNOA Network with the ARIIX Network (the "**Integration**"), Buyer will cause ZENNOA's distributors to adopt the ARIIX Activ8 Compensation Plan (the "**Activ8 Plan**"), the ARIIX Member and Representative Agreement, and all other documents required by law and by Buyer in order for ZENNOA's distributors to participate in the Activ8 Plan after the Closing Date.

2.2.2 ZENNOA's cash on hand or in its bank accounts, cash equivalents, deposits, and receivables.

2.2.3 Sellers' Owned Intellectual Property.

2.2.4 ZENNOA's Inventory.

2.2.5 All of ZENNOA's worldwide legal rights, title, and interest to exclusively manufacture, market, and distribute ZENNOA Products, as of the Closing Date.

2.2.6 ZENNOA's Tangible Personal Property, as of the Closing Date.

2.2.7 ZENNOA's books and records material to the Purchased Assets, as of the Closing Date, including such data, records, and other information regarding the ZENNOA Network in order to allow Buyer to integrate such data into Buyer's representative database.

2.3. **Excluded Assets**. Notwithstanding the terms of this Agreement to the contrary, if any, the Seller is not selling, assigning or otherwise transferring to Buyer, any of Seller's rights, title or interest in anything else whatsoever (other than the Purchased Assets), including, but not limited to, any of the Seller's rights, title or interest in: (1) that certain case styled as *Morinda, Inc. v. Zennoa, LLC, in the United States District Court for the District of Utah,*

Central Division, Civil Action No. 2:18-cv-00374; or (2) the assets set forth on Schedule 2.3 attached hereto (collectively, the "**Excluded Assets**"). Buyer agrees to immediately remit, transfer or assign to Seller any rights, title or interest Buyer receives or obtains in any of the Excluded Assets.

2.4. **Assumed Liabilities.**

2.4.1 Buyer hereby agrees to assume, satisfy, perform, pay, discharge and be solely responsible for only the following Liabilities on and after the Closing Date (collectively, the "**Assumed Liabilities**"):

2.4.1.1 All Liabilities relating to the Purchased Assets, except those expressly excluded in Sections 2.4.1.1.1. and 2.4.1.1.2.

2.4.1.1.1. Buyer is not assuming any Liability of ZENNOA arising out of or relating to the ZENNOA's termination of any ZENNOA distributors prior to the Closing Date or Seller's ongoing or future disputes with Morinda, Inc., a Utah corporation, including, but not limited to, ZENNOA's Liability in connection with that certain case styled as *Morinda, Inc. v. Zennoa, LLC, in the United States District Court for the District of Utah, Central Division, Civil Action No. 2:18-cv-00374.* Buyer agrees to provide ZENNOA and John Wadsworth access, within three (3) days of ZENNOA's or John Wadsworth's request for such access, to all information and records necessary in order for Seller and John Wadsworth to prosecute and/or defend the allegations and/or claims made, including, but not limited to, all records and information necessary for ZENNOA and John Wadsworth to conduct discovery, in connection with such cases.

2.4.1.1.2. Buyer is not assuming any Liability of ZENNOA that arises out of or is connected to events prior to the Closing Date; (ii) is material in nature; and (iii) the Seller knew about, or reasonably should have known about, but failed to disclose to the Buyer prior to the Closing Date.

2.4.1.2 The payments on ZENNOA's Sapporo office lease and the payments on the three (3) leases between ZENNOA and Toranomon Japan Holding for space at 1-Chome Toranomon Building dated March 12, 2018 (basement warehouse space), March 12, 2018 (first and second floor space), and January 1, 2019 (the eighth floor space).

2.4.1.3 The obligation to purchase replacement inventory to support the sale of ZENNOA Products after the Closing Date.

2.4.1.4 All Taxes from or attributable to the ownership or operation of the Purchased Assets or the Assumed Liabilities on or after the Closing Date.

2.4.1.5 All Transfer Taxes.

2.6 **Purchase Price.** Buyer will pay up to Four Million Seven Hundred and Fifty Thousand Dollars ($4,750,000), exclusive of the Growth Incentive Payments specified in 2.6.6 below, for the Purchased Assets (the "**Purchase Price**"), with payments to be made as follows:

2.6.1 **First Payment.** Buyer will pay Seller Eight Hundred Thousand Dollars ($800,000) on the Closing Date.

2.6.2 **Second Payment.** Buyer will pay Seller Six Hundred Thousand Dollars ($600,000) six (6) months following the Closing Date;

2.6.3 **Third Payment.** Buyer will pay Seller Five Hundred Thousand Dollars ($500,000) twelve (12) months following the Closing Date;

2.6.4 **Fourth Payment.** Buyer will pay Seller Three Hundred and Fifty Thousand Dollars ($350,000) eighteen (18) months following the Closing Date;

2.6.5 **Purchase Price Installment Payments.** Buyer will pay Seller up to Two Million Five Hundred Thousand Dollars ($2,500,000) via monthly installment payments beginning in the thirteenth (13th) month following the Closing Date according to the following terms (the "**Purchase Price Installment Payments**"):

2.6.5.1 Zero percent (0%) of the previous month's ZENNOA Network Sales if said sales are less than Six Million Dollars ($6,000,000) on an annualized basis.

2.6.5.2 Three percent (3%) of the previous month's ZENNOA Network Sales if said sales equal Six Million Dollars ($6,000,000) to Thirteen Million Dollar ($13,000,000) on an annualized basis.

2.6.5.3 Four percent (4%) of the previous month's ZENNOA Network Sales if said sales equal Thirteen Million Dollars ($13,000,000) to Fifteen Million Dollars ($15,000,000) on an annualized basis.

2.6.5.4 Five percent (5%) of the previous month's ZENNOA Network Sales if said sales exceed Fifteen Million Dollars ($15,000,000) on an annualized basis.

2.6.6 **Growth Incentive Payments.** Once Buyer has paid out the Purchase Price in full as outlined above, Seller may receive monthly payments (the "**Growth Incentive Payments**") according to the following terms:

2.6.6.1 Two percent (2.00%) of the previous month's ZENNOA Network Sales if said sales equal Twenty-Five Million Dollars ($25,000,000) to Thirty Million Dollars ($30,000,000) on an annualized basis.

2.6.6.2 Two and one-quarter percent (2.25%) of the previous month's ZENNOA Network Sales if said sales equal Thirty Million Dollars ($30,000,000) to Thirty-Five Million Dollars ($35,000,000) on an annualized basis.

2.6.6.3 Two and one-half percent (2.50%) of the previous month's ZENNOA Network Sales if said sales equal Thirty-Five Million Dollars ($35,000,000) to Forty Million Dollars ($40,000,000) on an annualized basis.

2.6.6.4 Two and three-quarters percent (2.75%) of the previous month's ZENNOA Network Sales if said sales equal Forty Million Dollars ($40,000,000) to Forty-Five Million Dollars ($45,000,000) on an annualized basis.

2.6.6.5 Three percent (3.00%) of the previous month's ZENNOA Network Sales if said sales exceed Forty-Five Million Dollars ($45,000,000) on an annualized basis.

2.6.7 **Payment Termination Date.** Notwithstanding the foregoing, seven (7) years following the Closing Date (the "**Payment Termination Date**"), all payments to Seller, including the Growth Incentive Payments and the Purchase Price Installment Payments (if any amount of such remains unearned), shall permanently cease.

2.6.8 **Monthly Reports.** Each month until the Payment Termination Date, Buyer will provide Seller with a monthly report substantiating that month's payment. Buyer also will provide Seller with access to Buyer's reports showing all ZENNOA Network Sales and volume flowing through the ZENNOA Network.

2.6.9 **Access to Products.** Within six (6) months following the Closing Date, Buyer will make all of Buyer's products available to the ZENNOA Network, subject to market availability. Within six (6) months following the Closing Date, Buyer will make all ZENNOA Products available to the ARIIX Network, subject to market availability.

2.6.10 **Currency Neutrality.** Buyer and Sellers agree that the dollar amounts provided in Sections 2.6.5 and 2.6.6 will be tied to exchange rates (in all relevant markets) to be agreed upon by the parties prior to the first payment due under Section 2.6.5 (the "**Exchange Rate**"). The Parties further agree that in the event that the Exchange Rate increases or decreases by ten percent (10%) or more after it has been agreed upon, the Parties will review the Exchange Rate and mutually decide whether it should be changed to ensure fairness to the Parties within the context of Sections 2.6.5 and 2.6.6.

3 ARTICLE III – CLOSING; CLOSING DELIVERIES

3.1 **Closing.** The closing of the transactions contemplated by this Agreement (the "**Closing**") will take place on November 27, 2019 ("**Closing Date**").

3.2 **Deliveries.** Seller shall deliver to Buyer the following at the Closing:

321 This Agreement executed by the Seller.

322 The Intellectual Property Assignment executed by the Seller.

3.3 **Deliveries.** Buyer shall deliver to Seller the following at the Closing:

331 **Documents.**

3.3.1.1 This Agreement executed by the Buyer.

3.3.1.2 The Intellectual Property Assignment executed by the Buyer.

4 **Article IV – Representations and Warranties of Seller.** Seller represents and warrants to Buyer

as follows:

4.1 **Organization.** Sellers are corporate entities duly organized, validly existing and in full force and effect under the laws of the state of their formation. Sellers are duly qualified or licensed to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not constitute a Material Adverse Effect. Sellers have full power and authority to carry on the business in which they are engaged and to own and use the property owned and used by them. The minute books and records of Sellers as supplied to Buyer are true, correct, complete and current in all material respects and there are no transactions involving Sellers that are required to have been set forth therein that have not been accurately so set forth.

4.2 **Power and Authority; Binding Effect.** Each Seller has all necessary power and authority and has taken all actions necessary to authorize, execute and deliver this Agreement and Sellers' Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations. Upon the execution and delivery by Sellers of Sellers' Closing Documents, Sellers' Closing Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with the respective terms of Sellers' Closing Documents, except as such enforcement may be limited by the Enforceability Limitations.

4.3 **No Conflict or Violation.** The execution and delivery of this Agreement and Sellers' Closing Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Sellers; (b) violate any Governmental Requirement applicable to Sellers, or any order of any Governmental Authority having jurisdiction over Sellers; (c) require any consent or other action by any Person, constitute a default or an event that with due notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Sellers are entitled under any material customer contract, mortgage, indenture, agreement, instrument or any other contract, agreement or other legally binding arrangement to which any of the Sellers is a party or by which any of the Sellers or any of their respective properties is bound; (d) violate or conflict with, result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel terminate or modify, any material license or permit that is held by any of Sellers provided that the transfer or assignment of such licenses or permits is permissible by the Governmental Authority; or (e) result in the creation or imposition of any Encumbrance on any asset of Sellers.

4.4 **Consents and Approvals.** Except as otherwise set forth on other consents, approvals, authorizations, declarations, registrations, filings and actions, the failure of which to be obtained, made or taken would not, individually or in the aggregate, have a Material Adverse Effect on the Business, or materially impair the ability of Sellers to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, no consent, approval or authorization of, or declaration, filing or registration with, or other action by, any Governmental Authority or any other Person is required to be made or obtained by Sellers in connection with the execution, delivery and performance of this Agreement and Sellers' Closing Documents and the

consummation of the transactions contemplated hereby and thereby.

4.5 **Proceedings.** There is no Proceeding pending or, to the Knowledge of Sellers, threatened against, relating to or having a Material Adverse Effect on Sellers, the Purchased Assets or the Business or each Seller's ability to perform its obligations under the Transaction Documents other than the case(s) referenced in Section 2.4.1.1.1.

4.6 **Financial Statements; Unknown Liabilities.** ZENNOA has delivered to Buyer the consolidated balance sheet of ZENNOA and related consolidated audited statements of income and cash flows of ZENNOA for the year then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, and present fairly in all material respects the financial condition of ZENNOA as of the dates thereof and the results of operations for the periods covered thereby. There are, and as of the Closing Date there will be, no liabilities or obligations, contingent or otherwise, which are required in accordance with GAAP to be disclosed or provided for in financial statements or discussed in the notes to financial statements of the Business except: (i) liabilities and obligations reflected on the Balance Sheet, (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Schedules attached hereto, and (iii) liabilities and obligations incurred between the date of the Balance Sheet and the Closing Date in the Ordinary Course of Business.

4.7 **Taxes.** With respect to Taxes or Tax Returns arising out of or relating to the Business or the Purchased Assets (i) Sellers have filed (or have had filed on their behalf) all Tax Returns with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; (ii) such Tax Returns are true and correct in all material respects, and all Taxes (whether or not reported on such Tax Returns) due on or prior to the Closing Date have been or will be timely paid; (iii) no Seller is currently the beneficiary of any extension of time within which to file any Tax Return; (iv) no Seller has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (v) no written notice of deficiency or assessment has been received from any Governmental Authority with respect to liabilities for Taxes of Sellers which have not been fully paid or finally settled, nor are there any on-going audits of any Tax Returns; (vi) there are no Tax liens other than for Taxes not yet due and payable; (vii) none of Sellers is a party to any Tax sharing agreement or arrangement that provides for the allocation, apportionment, sharing, or assignment of any Tax liability; (viii) none of Sellers has been a member of an affiliated group filing a consolidated federal Income Tax Return or a member of a group filing consolidated, combined, or unitary state income or franchise tax returns; (ix) at all times since its legal formation, each Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and such withholdings have either been timely paid to the respective Governmental Authority or, with respect to payments not yet due and payable, set aside in accounts for that purpose.

4.8 **Leases.** Sellers have delivered to Buyer true, correct and complete copies of all their business leases, which leases demise the leased real property and the leased personal property.

4.9 **Material Contracts.** Schedule 4.9 contains a complete and correct list of the following contracts, agreements or commitments (other than business leases) to which ZENNOA is bound or that otherwise relate to the Business (each a "**Material Contract**"):

4.9.1 any agreement that provides for aggregate future payments by ZENNOA of more than $50,000 including purchase orders or sales orders arising in the Ordinary Course of Business;

4.9.2 agreements with a term longer than 12 months;

4.9.3 any agreements with ZENNOA distributors outside of ZENNOA's standard distributor agreement;

4.9.4 purchase, transportation or storage agreements with a term of 12 months or more and with annual payments of more than $50,000;

4.9.5 agreements that provide for the payment of royalties;

4.9.6 all licensing agreements (in which ZENNOA is either licensee or licensor);

4.9.7 any agreement which provides for the sale or other disposition, after the date hereof and other than in the Ordinary Course of Business, of any material asset of the Business;

4.9.8 any agreement containing covenants that in any way purport to restrict the business activity of ZENNOA or limit the freedom of ZENNOA to engage in any line of business or to compete with any Person;

4.9.9 each power of attorney to which a ZENNOA is a party that is currently effective and outstanding;

4.9.10 any other agreement with a term of longer than 12 months that is not cancellable by ZENNOA on 90 days' or less notice without any payment or penalty;

4.9.11 any other agreement or commitment material to ZENNOA or the Business; and

4.9.12 any amendment, supplement, waiver, consent or modification (whether oral or written) in respect of any of the foregoing.

4.9.13 Except as set forth on Schedule 4.9, (i) all of the Material Contracts are in full force and effect, (ii) there has not occurred, and to the Knowledge of Sellers, there has not been threatened, with respect to any Material Contract, any material default or event of default on the part of Sellers, and (iii) to the Knowledge of Sellers, there has not occurred or been threatened with respect to any Material Contract, any material default or event of default on the part of any other party thereto. Except as set forth in Schedule 4.9, all of the Material Contracts may be transferred to Buyer according to this Agreement, without the consent of, or notice to, any third party.

4.10 **Insurance.** Schedule 4.10 sets forth a description of all insurance programs and insurance policies maintained by or on behalf of Sellers at any time since 2015. To the Knowledge of Sellers, such policies are in full force and effect, and no Seller has received written notice of any pending or threatened termination of such policies.

4.11 **Intellectual Property.** Sellers own or hold the right to use the Intellectual Property. **Exhibit**

A of the Intellectual Property Assignment Agreement is a complete list of all material Intellectual Property. To the Knowledge of Sellers, Sellers' ownership, possession or other use of any of the Intellectual Property does not conflict with the rights of any Person. To the Knowledge of Sellers, other than as set forth on Exhibit A: (a) no Person other than Sellers owns or has any other right in or to, or has claimed any ownership or other right in or to, any Intellectual Property which is material to the Business as currently conducted; (b) no Person is infringing upon any Intellectual Property material to the Business as currently conducted; and (c) Sellers are not obligated to pay any royalty or other payment in excess of $50,000 annually (other than routine maintenance or license fees) with respect to any of the Intellectual Property.

4.12 **Litigation.** Other than those referenced in Section 2.4.1.1.1, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of Sellers, threatened against any of Sellers, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal, foreign or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Sellers which have, or, if adversely determined, would have, individually or in the aggregate a Material Adverse Effect. Sellers are not subject to any judgment, order, settlement agreement or decree related to the Business.

4.13 **Compliance with Laws.** Sellers' conduct of the Business is in compliance with all applicable Governmental Requirements, except for any failures to be in such compliance that would not have, individually or in the aggregate, a Material Adverse Effect. Sellers have not received written notice to the effect that, or otherwise have actual knowledge that, Sellers are not in compliance with any applicable Governmental Requirement and, to the Knowledge of Sellers, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any Governmental Requirement applicable to the Business that would constitute, individually or in the aggregate, a Material Adverse Effect.

4.14 **Labor and Employee Matters.** There are no collective bargaining agreements applicable to any employees of Sellers. To the Knowledge of Sellers, (a) Sellers are in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, and wages and hours, (b) Sellers have not received written notice of any unfair labor practice complaint against any one or more of them pending before the National Labor Relations Board, (c) Sellers have no arbitration proceeding pending against any one or more of them that arises out of or under any collective bargaining agreement which relates to the Business or operations of Sellers, (d) Sellers are not currently experiencing, and have received no current threat of, any work stoppage (e) no labor union, labor organization or group of employees of Sellers has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (f) there has been no labor union organizing activities with respect to any of the employees.

4.15 **Accounts Receivable.** All of the Accounts Receivable are bona fide receivables, are reflected on the books and records of Sellers, arose in the Ordinary Course of Business, and, to the Knowledge of Sellers, are not subject to valid defenses, set-offs or counterclaims, and are collectible at the full recorded amount thereof less the reserves for collection losses as reflected on Sellers' books and records.

4.16 **Permits.** Except as set forth on Schedule 4.16, Sellers hold all material permits, registrations, franchises, licenses, certificates and other authorizations, consents and approvals of all Governmental Authorities that are required in order that Sellers may lawfully own and operate the Business as it is now being conducted (collectively, "**Permits**"). Such Permits are listed on Schedule 4.16. All Permits are in full force and effect and are in good standing.

4.17 **No Brokers.** Sellers have not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4.18 **Inventory.** All Inventory of Sellers was acquired and has been maintained in the Ordinary Course of Business; consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business, consistent with past practice, and is valued at reasonable amounts based on past practice in the Ordinary Course of Business.

4.19 **Suppliers, Distributors and Customers.** No material supplier, distributor or customer agreement with respect to the Business has expired and no material supplier, distributor or customer of any of Sellers has cancelled or otherwise materially modified its relationship with such Seller. To the Knowledge of Sellers, no supplier, distributor or customer of any of Sellers has expressed any affirmative intention to do so.

4.20 **Material Misstatements or Omissions.** None of the representations and warranties by Sellers in any Transaction Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

4.21 **Required Assets; Sufficiency.**

4.21.1 The Purchased Assets constitute all the material rights, properties and assets used or required by Sellers in connection with owning and operating the Business. At the Closing, upon consummation of the transactions contemplated thereby, Sellers shall have conveyed to Buyer good and marketable title to the Purchased Assets, free and clear of any Encumbrances.

4.21.2 No Affiliate of any of Sellers, other than another Seller, owns, leases or uses any material rights, properties or assets used or required for use in connection with the Business.

4.21.3 The Purchased Assets are sufficient for the operation of the Business in substantially the same manner as the Business has historically been operated by Sellers.

4.21.4 All Tangible Personal Property included in the Purchased Assets, taken as a whole, is in good working condition, except for ordinary wear and tear.

4.22 **No Other Representations.** Sellers make no other representations or warranties except as set forth in this Article IV.

5 **ARTICLE V – REPRESENTATIONS AND WARRANTIES OF BUYER.** Buyer hereby represents and warrants to Seller as follows:

5.1 **Organization.** Buyer is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Utah. Buyer has full power and authority to execute, deliver and perform this Agreement, and to own all of its property and to carry on its business as it is now being conducted.

5.2 **Power and Authority; Binding Effect.** Buyer has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and Buyer's Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations. Upon the execution and delivery by Buyer of Buyer's Closing Documents, they will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Limitations.

5.3 **No Conflict or Violation.** The execution and delivery of this Agreement and Buyer's Closing Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not and will not result in or constitute: (a) a violation of or conflict with any provision of the Organizational Documents of Buyer, or (b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is, or with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any contract to which Buyer is a party, other than those breaches that would not prevent or materially impair or delay Buyer's consummation of the transactions contemplated by this Agreement.

5.4 **Consents and Approvals.** Except as set forth on other consents, approvals, authorizations, declarations, registrations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and Buyer's Closing Documents and the consummation of the transactions contemplated hereby and thereby.

5.5 **No Brokers.** Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5.6 **Availability of Funds.** As of the Closing, Buyer will have sufficient funds to pay the Purchase Price and any adjustment related thereto and to consummate the transactions contemplated hereby.

5.7 **Litigation.** There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened against Buyer, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal, foreign or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Buyer, which have or if, adversely determined, could reasonably be expected to constitute a Material Adverse Effect on Buyer's assets or its business, taken as a whole, or which seek specifically to prevent, restrict or delay the consummation of the transactions contemplated hereby or the fulfillment of any of the conditions of this Agreement.

5.8 **Qualified Buyer.** Buyer, in combination with its consultants and advisors, and the Active Employees, has the operational expertise to operate the Business.

5.9 **No Knowledge of Certain Conditions.** To the knowledge of Buyer, and assuming the accuracy of representations and warranties made by Sellers in this Agreement, the parties' compliance with their obligations under this Agreement, and the making or obtaining, as applicable, of any required consents or approvals required by any Governmental Authority or any other third party consents contemplated herein, no condition or circumstance exists as of the date of this Agreement that will excuse Buyer from its timely performance of its obligations under this Agreement.

5.10 **No Other Representations.** Buyer makes no other representations or warranties except as set forth in this Article V.

6 ARTICLE VI – COVENANTS.

6.1 **Non-disclosure and Non-Solicitation.** Except as otherwise provided in this Agreement, Sellers (including all of Sellers' founders and employees at the level of director or higher) agree to protect, keep in confidence, and not disclose to any third party without Buyer's express, written authorization any of Buyer's trade secrets shared with them by Buyer or otherwise obtained by Sellers and that this non-disclosure obligation shall last in perpetuity. Sellers further agree that for a period of three (3) years after the Closing Date, Sellers and Sellers' founders (including without limitation John Wadsworth, Kim Asay, Joseph Wadsworth, David Kasteler, Brad Reese, and Brandon Lloyd) will not solicit any of Buyer's employees, distributors, or customers, including those who become such as a result of or in connection with the transactions contemplated by this Agreement.

6.2 **Allocation.** Seller and Buyer agree: to treat the Sale of the Purchased Assets hereunder as an installment sale for all purposes; and that the manner in which the value of the Purchase Price shall be allocated to the Purchased Assets will be as set forth in Schedule "6.2" attached hereto. After the Closing Date, the Parties shall make consistent use of such allocation and installment sale treatment for all Tax purposes and in all filings, declarations, returns and reports with the Internal Revenue Service or other Governmental Authority in respect thereof including, but not limited to, the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation or that such installment sale treatment is not the correct treatment.

7 ARTICLE VII – INDEMNIFICATION.

7.1 **Indemnification by Sellers.** Subject to the terms and conditions of this Section, Sellers hereby agree to indemnify, defend, and hold harmless Buyer, and its directors, officers, employees, owners, and controlled and controlling persons (collectively, the "**Buyer's Affiliates**"), from and against all Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer according to this Agreement, directly or indirectly, by reason of, arising out of, or resulting from any of the following:

(a) the inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement (regardless of whether such breach is deemed "material");

(b) the breach of any covenant or agreement of Sellers contained in this Agreement or any agreement, document, or instrument delivered according to this Agreement (regardless of whether such breach is deemed "material"); or

(c) any Claim (as defined below) of or against Sellers or the Purchased Assets that: (i) arises out of or is connected to events prior to the Closing Date; (ii) is material in nature; and (iii) the Seller knew about, or reasonably should have known about, but failed to disclose to the Buyer prior to the Closing Date.

(d) As used in this Section, the term "**Claim**" shall include (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties, and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings, and assessments, whether or not ultimately determined to be valid; (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending, or asserting any of the foregoing or of enforcing this Agreement.

7.2 **Indemnification by Buyer.** Subject to the terms and conditions of this Section, Buyer hereby agrees to indemnify, defend, and hold harmless Sellers, its directors, officers, and employees from and against all Claims asserted against, resulting to, imposed upon, or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made according to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant or agreement of Buyer contained in this Agreement or any agreement, document, or instrument delivered according to this Agreement (regardless of whether such breach is deemed "material"); or (c) all Claims of or against Sellers relating to (i) circumstances or events involving the Purchased Assets and occurring after the Closing or (ii) the Assumed Liabilities.

7.3 **Claim Procedure; Notice of Claim.** A Party entitled, or seeking to assert rights, to indemnification under this Article VII (whether one or more, an "**Indemnified Party**") shall give written notification (a "**Claim Notice**") to the Party from whom indemnification is sought (an "**Indemnifying Party**") that contains (a) descriptions of the Claims, and to the extent then reasonably determinable, the amount thereof, (b) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Claims and a reasonable explanation for the basis thereof.

(a) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "**Response**") in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to indemnification of all the Claims or (ii) dispute that the Indemnified Party is entitled to indemnification of any or all of the Claims and the basis for such dispute (in such an event, the Response shall be referred to as an "Objection Notice"). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claims shall be payable to the Indemnified Party and such amount shall be promptly paid to the Indemnified Party.

(b) In the event that the Parties are unable to agree on whether Claims exist or on the amount of such Claims within the 20-day period after delivery of a Claim Notice, either the Indemnified Party or the Indemnifying Party may (but are not required to do so) submit such matter for

litigation.

7.4 **Indemnification of Third-Party Claims.** The following provisions shall apply to any Claim subject to indemnification which is (a) a suit, action or arbitration proceeding filed or instituted by any third party, or (b) any other form of proceeding or assessment instituted by any government entity:

(a) Notice and Defense. The Indemnified Party will give the Indemnifying Party prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it, which shall not constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, or an undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article VII, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense of such Claim and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense thereof.

(c) Indemnified Party's Rights. Anything in this Section to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

7.5 **Payment.** Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third-party Claim.

7.6 **Survival.** The representations and warranties of the Parties herein or in any certificates or documents delivered pursuant to this Agreement shall survive the Closing Date and shall

continue in force and effect until and including the date that is two years after the Closing Date, at which time they shall expire, except with respect to the representations and warranties set forth in Section 4.1 (ORGANIZATION), Section 4.2 (POWER AND AUTHORITY; BINDING EFFECT), Section 4.3 (NO CONFLICT OR VIOLATION), Section 4.7 (TAXES), Section 5.1 (ORGANIZATION), Section 5.2 (POWER AND AUTHORITY; BINDING EFFECT), and Section 5.3 (NO CONFLICT OR VIOLATION), which shall expire upon the expiration of all applicable statute of limitation periods. Upon the expiration of the survival period applicable to a representation or warranty, such representation or warranty shall terminate and have no further force and effect; provided, however, that any representation or warranty that relates to a claim for indemnification timely made pursuant to this Article VII shall survive solely for purposes of such claim until the final resolution thereof.

8 ARTICLE VIII – GENERAL PROVISIONS

8.1 **Usage of Terms.** Except where the context otherwise requires, words importing the singular number include the plural number and vice versa. Use of the word "including" means "including, without limitation." Any Legal Requirement defined or referred to herein means such Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor Legal Requirement, and any rules and regulations promulgated thereunder. References to a Person are also to its successors and permitted assigns. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. "Hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or exhibit or schedule or other attachment thereto.

8.2 **Further Assurances; Information.** Each Party will cooperate in good faith with the other Party and will take all appropriate action and execute any agreement, instrument or other writing of any kind that may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement. In the event that ZENNOA wishes to dissolve or liquidate any of its Affiliates, it agrees to first consult with Buyer so the Parties can determine whether it may be necessary or advisable to transfer ownership of said entity to Buyer in order to carry out and confirm the transactions contemplated by this Agreement.

8.3 **Notices.** For a notice or other communication under this Agreement to be valid, it must be in writing and delivered: (a) by hand; (b) by a national transportation company, with all fees prepaid; or (c) by registered or certified mail, return receipt requested and postage prepaid. For a notice or other communication to a Party under this Agreement to be valid, it must be addressed using the information specified below for that Party

To Buyer:	ARIIX Chief Financial Officer Jeffrey Yates ARIIX 563 West 500 South, Suite 300 Bountiful, UT 84010
With Copies to:	ARIIX General Counsel

Tyler Jones
ARIIX
563 West 500 South, Suite 300
Bountiful, UT 84010

To Seller:	John Wadsworth ZENNOA, LLC [ADDRESS] [ADDRESS]
With Copies to:	[NAME] ZENNOA, LLC [ADDRESS] [ADDRESS]

8.4 **Governing Law**. This Agreement is governed by and shall be construed exclusively in accordance with the laws of the State of Utah, without regard to its conflict of law principles.

8.5 **Submission to Jurisdiction**. Each Party: submits to the exclusive jurisdiction of any federal court sitting in Salt Lake County, Utah in any action or proceeding arising out of or relating to this Agreement; and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought; and if permitted by law, waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

8.6 **Expenses.** Each Party shall pay all its legal, accounting and other expenses incident to this Agreement.

8.7 **Remedies**. Each Party hereto recognizes and agrees that the violation of any term, provision or condition of this Agreement may cause irreparable damage to the other Party that may be difficult to ascertain, and that the award of any sum of damages may not be adequate relief to such Party. Each Party, therefore, agrees that, in addition to the remedies available in the event of a breach of this Agreement, the other Party shall have a right to equitable relief including, but not limited to, the remedy of specific performance or injunctive relief.

8.8 **Opportunity to Cure.** Notwithstanding the foregoing, neither Party may pursue any remedy on account of breach by the other Party without first giving the other Party written notice of such breach and not less than fifteen (15) days within which to cure such breach.

8.9 **Titles.** The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

8.10 **Limitation of Liability**. Neither party shall be liable to the other party for any incidental,

consequential, special or punitive damages of any kind or nature, including loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple. This section shall survive the Closing and the execution of this Agreement.

8.11 **Waiver; Remedies Cumulative**. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; and (b) no waiver that may be given by a Party, shall be valid unless such waiver is in writing and signed by such Party, and will be applicable only to the specific instance for which it is given.

8.12 **Assignment; No Third-Party Beneficiaries.**

8.12.1 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party, except as otherwise provided in this Agreement.

8.12.2 Buyer may assign its rights to accept the conveyance of the Purchased Assets and its obligation to assume the Assumed Liabilities to one or more of Buyer's wholly- owned subsidiaries, without the written consent of the Seller; provided, however, that no such assignment shall relieve Buyer of any of its obligations under this Agreement, and such assignment shall be binding on such subsidiaries, and this Agreement shall continue to be binding on Buyer.

8.12.3 Without limiting the generality of the foregoing, no provision of this Agreement will create any third-party beneficiary rights in any other Person, except as otherwise provided in this Agreement.

8.13 **Entire Agreement.** This Agreement and the Confidentiality Agreement: (i) contain all the promises, covenants, agreements, conditions and understandings between the Parties hereto with respect to the subject matter hereof and thereof; and (ii) supersede each course of conduct previously pursued, accepted or acquiesced in, and all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, with respect to the subject matter hereof and thereof.

8.14 **Survival.** The terms of this Agreement that survive, or are intended to survive, the execution of this Agreement and the Closing shall survive for the period of time specifically stated; or, if not specifically stated, until the expiration of the applicable statute of limitations.

8.15 **Modification.** This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all the Parties to this Agreement.

8.16 **Counterparts.** This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by electronically scanned signature and the other Party will be entitled to rely on such electronically scanned signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by electronically scanned signature shall as soon as practical forward to the other Party an original signature page by overnight mail, but the failure to do so will not affect the binding nature of this Agreement on any Party.

8.17 **Severability.** Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, such provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

8.18 **Representation by Counsel; Interpretation.** Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated thereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

8.19 **Incorporation by Reference**. The Recitals on page 1 of this Agreement are true and correct, are incorporated in this Agreement by reference and made a part hereof. In addition, every Schedule and Exhibit attached to this Agreement and referred to herein is incorporated in this Agreement by reference and made a part hereof.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

ARIIX LLC

By: [signature]
Name: FRED W. COOPER
Its: CEO

ZENNOA, LLC

By: [signature]
Name: B. Joseph Wadsworth
Its: President

ZENNOA HOLDINGS, LLC

By: [signature]
Name: B. Joseph Wadsworth
Its: President